Exhibit 99.1

Bitmine Immersion Technologies (NYSE: BMNR) Announces Uplisting to New York Stock Exchange and Expansion of Share Repurchase Program to $4 Billion

Joining NYSE “Big Board” represents a major milestone for Bitmine, the world’s largest holder of Ethereum

Bitmine now owns 3.98% of the ETH token supply, over 79% of the way to the ‘Alchemy of 5%’ in just 9 months

Bitmine Crypto + Total Cash Holdings + “Moonshots” total $11.4 billion, including 4.803 million ETH tokens, total cash of $864 million, and other crypto holdings

Bitmine leads crypto treasury peers by both the velocity of raising crypto NAV per share and by the high trading liquidity of BMNR stock

Bitmine remains supported by a premier group of institutional investors including ARK’s Cathie Wood, MOZAYYX, Founders Fund, Bill Miller III, Pantera, Kraken, DCG, Galaxy Digital and personal investor Thomas “Tom” Lee to support Bitmine’s goal of acquiring 5% of ETH

NORWALK, Conn., April 9, 2026 /PRNewswire/ — Bitmine Immersion Technologies, Inc. (“Bitmine” or the “Company”) (NYSE: BMNR), a Bitcoin and Ethereum network company focused on long-term crypto asset accumulation, today announced its successful uplisting to the New York Stock Exchange (“NYSE”). The Company’s common stock will begin trading on the NYSE at market open on April 9, 2026, under its existing ticker symbol “BMNR,” following its transition from the NYSE American, where it ceased trading at the close of market on April 8, 2026.

“Today, Bitmine achieved a major milestone by being uplisted to the ‘Big Board’ NYSE. The NYSE is the most prestigious venerable stock exchange with a storied history. The NYSE is the envy of capital markets around the world and Bitmine is proud to be the newest company traded on this exchange,” said Thomas “Tom” Lee, Chairman of Bitmine.

“We are pleased to welcome Bitmine to the New York Stock Exchange,” said Chris Taylor, NYSE Group Chief Development Officer. “With its focus on advancing the Ethereum ecosystem, Bitmine is a strong addition to the NYSE community.”

In addition to the uplisting, Bitmine’s Board of Directors has unanimously approved an expansion of the Company’s 2025 share repurchase program, increasing the total authorization from $1.0 billion to $4.0 billion. This buyback authorization is among the 10 largest buybacks announced in 2026, according to data provided by Fundstrat.com.

“Bitmine’s expanded $4 billion buyback reflects our commitment to shareholders,” stated Lee. “There may be a time in the future when Bitmine shares are trading below intrinsic value, and the Company wants to be in a position to accretively retire common shares.”

The repurchase program, originally approved on July 25, 2025, will continue under its other existing terms. Repurchases may be executed through open market transactions in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, pursuant to the Company’s agreement with Cantor Fitzgerald & Co. The $4.0 billion authorization includes any shares previously repurchased under the program.

Bitmine continues to execute aggressively on its digital asset accumulation strategy. As of April 6, 2026, the Company held approximately 4.803 million ETH, representing 3.98% of the total Ethereum supply and over 79% of the way toward its stated goal of the ‘Alchemy of 5%.’

The Chairman’s message can be found here:

https://www.Bitminetech.io/chairmans-message

The Fiscal Full Year 2025 Earnings presentation and corporate presentation can be found here: https://Bitminetech.io/investor-relations/

To stay informed, please sign up at: https://Bitminetech.io/contact-us/

About Bitmine

Bitmine (NYSE: BMNR) is a Bitcoin miner with operations in the US. The company is deploying its excess capital to be the leading Ethereum Treasury company in the world, implementing an innovative digital asset strategy for institutional investors and public market participants. Guided by its philosophy of “the alchemy of 5%,” the Company is committed to ETH as its primary treasury reserve asset, leveraging native protocol-level activities including staking and decentralized finance mechanisms. The Company launched MAVAN (Made-in America VAlidator Network), a dedicated staking infrastructure for Bitmine assets, in 2026.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding: (i) progress and achievement of the Company’s goals regarding ETH acquisition, including the ‘Alchemy of 5%’ initiative and the long-term value of Ethereum; (ii) continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company; (iii) the Company’s share repurchase program, including statements regarding shares trading below intrinsic value, the Company’s ability to accretively retire common shares, and the execution of repurchases through open market transactions; (iv) the Company’s digital asset accumulation strategy and staking operations, including MAVAN; and (v) the Company’s financial flexibility to support its treasury operations and expanded repurchase authorization. In evaluating these forward-looking statements, you should consider various factors, including: Bitmine’s ability to keep pace with new technology and changing market needs; Bitmine’s ability to finance its current business, Ethereum treasury operations, share repurchase program, and proposed future business; the competitive environment of Bitmine’s business; market conditions affecting the trading price of the Company’s common stock; regulatory developments affecting digital assets; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond Bitmine’s control, including those set forth in the Risk Factors section of Bitmine’s Form 10-K filed with the SEC on November 21, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of Bitmine’s filings with the SEC are available on the SEC’s website at www.sec.gov. Bitmine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE Bitmine Immersion Technologies, Inc.

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